IMAX CORPORATION
EXHIBIT 99.1
IMAX CORPORATION 2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 Tel: (905) 403-6500 Fax: (905) 403-6450 www.imax.com
IMAX REITERATES THAT ACTIVIST BONDHOLDER HAS NO GROUNDS TO DEFAULT OR
ACCELERATE SENIOR NOTES
Catalyst Fund’s Latest Action Follows Seven Previous Unsuccessful Attempts to Trigger Company
Default
Toronto, Canada – October 31, 2007 – IMAX Corporation (NASDAQ:IMAX; TSX:IMX) today characterized the latest in a long series of attempts by a single Company bondholder to place the Company in default under its debt covenants and disrupt its business as a publicity stunt.
For over seven months, Catalyst Fund Limited Partnership has been seeking to find ways to default the Company under the indenture (“Indenture”) governing its $160 million of 9 5/8% Senior Notes due December 1, 2010 (the “Senior Notes”). After an unsuccessful attempt to oppose the Company’s April 2007 consent solicitation to its bondholders, and seven failed attempts to trigger a default under the Indenture, Catalyst now purports to accelerate the maturity of the Senior Notes, despite the fact that it has no rights or grounds to do so under the Indenture.
In May, Catalyst disregarded the explicit limitations of the Indenture and began filing lawsuits against the Company. First, it filed a civil action in New York, claiming that IMAX committed fraud in connection with the solicitation process. Then, in September, Catalyst filed an application in Canada that repeated the allegations made in New York and moved to discontinue its New York proceeding.
IMAX has at all times complied with the Indenture covenants and the cure periods provided therein. The Company remains in compliance with the Indenture and no default or event of default (as those terms are defined in the Indenture) has occurred or is continuing.
About IMAX Corporation
IMAX Corporation is one of the world’s leading digital entertainment and technology companies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. IMAX’s renowned projectors and new digital systems display crystal-clear images on the world’s biggest screens. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of June 30, 2007, there were 290 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com

This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the outcome of the accounting review and related matters discussed in this press release, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting, the ability to satisfy the reporting covenant by the amended filing deadlines, risks associated with the inability to obtain the requisite consents, the extent and impact of the restatement of our financial statements and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Media:	Investors:
IMAX Corporation, New York	Integrated Corporate Relations
Sarah Gormley	Amanda Mullin
212-821-0155	203-682-8243
sgormley@imax.com

Entertainment Media:	Business Media:
Newman & Company, Los Angeles	Sloane & Company, New York
Al Newman	Whit Clay
310-278-1560	212-446-1864
asn@newman-co.com	wclay@sloanepr.com